UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 2, 2009

NEOSTEM, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-10909 (Commission File Number)	22-2343568 (IRS Employer Identification No.)

420 Lexington Avenue, Suite 450, New York, New York  10170
(Address of Principal Executive Offices)(Zip Code)

(212) 584-4180
Registrant's Telephone Number

Check the  appropriate  box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written  communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.         Other Events.

EXPANSION INTO CHINA

NeoStem has explored multiple alternatives and believes that China affords the best opportunity for it to expand revenues rapidly and accelerate research and development activities.  In that vein, after a year of evaluating opportunities, on November 2, 2008, NeoStem signed the definitive Agreement and Plan of Merger that is the subject of Current Reports on Form 8-K filed on each of November 6, 2008 and July 8, 2009.  Pursuant to the Merger Agreement, NeoStem will establish a separate pharma division by acquiring a 51% ownership interest in Suzhou Erye Pharmaceuticals Company, Ltd. (“Erye”), which had gross revenues in 2008 of approximately $50 million, through the merger of CBH, which currently holds a 51% ownership interest in Erye, with and into CBH Acquisition LLC (“Subco”), a wholly-owned subsidiary of NeoStem.  Separately, beginning in 2009, we embarked on other activities to expand our operations into the PRC through a stem cell division that will be in place of closing on a transaction that also is described in the Company’s Current Report on Form 8-K filed on November 6, 2008 whereby the Company through a Share Exchange Agreement would acquire rights in Shandong New Medicine Research Institute of Integrated Traditional and Western Medicine Limited Liability Company.  The Company is terminating this agreement and is discussions with regard to acquiring an option to purchase Shandong New Medicine during the next three years.

A schematic of the structure of the proposed China initiatives follows:

The rationale behind NeoStem’s expansion into China is to accelerate stem cell therapy, research and development and creation of intellectual property positions in an environment that is more readily accepting of stem cell therapies.  These initiatives will be led by U.S. researchers and physicians in collaboration with experts in the PRC for each clinical indication to be pursued.  China has a large population with a rapidly growing middle and upper class who are becoming focused on regenerative medicine and can afford such services.  We believe that a collaboration involving these two countries will create commercial, financial and scientific opportunities. The NeoStem stem cell future business model in China can be broken down as follows:

•	Treatment

Through its efforts in the US, NeoStem is building  a pipeline of stem-cell based regenerative medicine therapies for a variety of conditions including:

o	Orthopedic Conditions

•	Use of Regenexx regenerative medicine therapies using autologous mesenchymal stem cells extracted from bone marrow for the treatment of various orthopedic conditions.

•	Conditions that can be treated include a variety of orthopedic conditions including osteoarthritis, meniscus tears of the knee, avascular necrosis and bulging lumbar discs, amongst others.

•	NeoStem believes that China has a large potential market for these treatments, as evidenced by recent news reports indicating that there are between 80-100 million sufferers of arthritis alone.

•
NeoStem is in the process of implementing plans to build an initial network of hospitals to offer these orthopedic treatments in China, with the collaboration with Wendeng Hospital (as described below) to be the first of such hospitals.

o	NeoStem is also developing a further pipeline of additional regenerative therapies, with the intention to bring these into the China market over the next few years.

o
In addition to expansion of the range of conditions, NeoStem also intends to tap the recent medical tourism phenomenon.  Preliminary review indicates that there is a sizeable appetite for stem cell based medical tourism.

•	Storage

o	Collection, processing and cryogenic preservation and storage of adult stem cells from peripheral blood for potential future regenerative medical treatment.

o
NeoStem expects that its core business in the US will be able to leverage its operating and technical expertise in this area to accelerate the establishment of a world-class storage operation adhering to international best practices and standards.

o
As it is anticipated that the source of the autologous stem cells would come from many of NeoStem’s proposed regenerative therapies and cosmetic/anti-aging services, it is anticipated that the storage business will be a cornerstone of NeoStem’s strategy in China.

•	Cosmetic & Anti-Aging

o	This business unit will offer stem cell based treatments for cosmetic and anti-aging applications

o
One of the key initial products is anticipated to be the autologous adult stem cell based skin rejuvenation therapy as demonstrated by Dr Giampapa in January, 2009 at the 2009 International Stem Cell Technology and Applications Summit in Qingdao, China.

o	Through the efforts of Dr Giampapa and other US experts, NeoStem also intends to develop and launch a range of other cosmetic and anti-aging applications.

o	In addition to the stem cell based therapies, NeoStem anticipates distributing ancillary health supplements and nutriceutical products.

o	These therapies are anticipated to initially be provided through the facilities at the Second Sanatorium (as further described below).

•	R&D

o
Commercial development on VSEL (Very Small Embryonic Like) stem cell technology with NeoStem and its US R&D partner, the University of Louisville, the institution at which the VSEL technology was developed and at which research with NeoStem is continuing.

o
As part of its efforts to spearhead the introduction of cutting edge stem cell treatment therapies in China, NeoStem is also in the process of establishing collaborative agreements with a number of leading domestic Chinese research institutes in order to provide a further boost to translational research activities in the US.

o	To support the onshore translational research activities, NeoStem is pursuing the establishment of a dedicated R&D facility in Beijing.

The above initiatives are illustrated by the following developments:

In February 2009, NeoStem entered into a License Agreement with Vincent Giampapa, M.D., F.A.C.S. pursuant to which the NeoStem acquired a world-wide, exclusive, royalty bearing, perpetual and irrevocable license, with the right to sublicense, to certain innovative stem cell technology and applications for cosmetic facial and body procedures and skin rejuvenation.  In January 2009, Dr. Giampapa entered into a three year consulting agreement with NeoStem to serve as a consultant in anti-aging.  As part of his agreement, he agrees to travel to China a minimum of three times per year for the purpose of educating, training and assessing medical staff.  In January 2009, on behalf of the Company Dr. Giampapa traveled to China and presented and demonstrated some of his skin rejuvenation techniques using autologous adult stem cells at the 2009 International Stem Cell Technology and Applications Summit in Qingdao, China. His demonstrations were televised by China Central Television (CCTV), attracting wide public interest as well as professional interest from the Summit's audience of leading stem cell practitioners.

In March 2009, NeoStem entered into a License Agreement with Regenerative Sciences, LLC, granting NeoStem an exclusive, royalty bearing, perpetual and irrevocable license, with the right to sublicense, to innovative and patented stem cell technology and applications in relation to the application of regenerative stem cell techniques to orthopedic indications.  In addition to this licensing agreement, Dr Chris Centeno, the CEO of Regenerative Sciences, LLC, entered into an agreement with Neostem in May, 2009, to provide consulting services in the area of Stem Cell Therapy in Orthopedics.  Pursuant to the terms of this agreement, Dr Centeno will travel to China a minimum of three times a year for the purposes of selecting a suitable domestic PRC partner hospital, and for assessing and training medical staff in relation to the provision of stem cell therapies for orthopedics, and will conduct training for NeoStem staff at Regenerative Sciences, LLC’s facilities in Colorado.

In June 2009, Qingdao Niao Bio-Technology Ltd. ( “Qingdao Niao” or “LLC1”) entered into a three year co-operation agreement with the Qingdao Second Sanatorium of Jinan Military Command (“Second Sanatorium”).  As both a leading comprehensive hospital within the PLA network and as one of the principal healthcare centers in charge of ensuring the well-being of senior and retired military officials in China, Qingdao Second Sanatorium is a key player within the domestic anti-aging and cosmetics arena.  NeoStem intends to collaborate with Second Sanatorium to offer both stem cell based therapies for a variety of conditions as well as stem cell based anti-aging and cosmetics therapies.

In June 2009, Qingdao Niao entered into a co-operation agreement with Shandong Wendeng Orthopedic Hospital (“Wendeng Hospital”) to conduct and develop clinical research and the clinical application of autologous stem cells for the treatment of a variety of orthopedic conditions for a term of five years.  Wendeng Hospital is considered to be one of the leading specialist orthopedic hospitals in China, with close to 90% of their inpatient capacity dedicated to orthopedic cases.  NeoStem intends to establish its first onshore patient treatment facility in collaboration with Wendeng Hospital.  Our relaationship  with Qingdao Niao is described below.

In addition to the above-mentioned stem cell initiatives undertaken by NeoStem, on June 15, 2009, NeoStem signed a ten-year, exclusive, royalty bearing agreement with Enhance BioMedical Holdings Limited (“Enhance”) to provide Enhance with the training, technical, and other assistance required for Enhance to offer stem cell based therapies in Taiwan, Shanghai, and five other provinces in eastern China including Jiangsu, Zhejiang, Fujian, Anhui and Jiangxi. This agreement also gives NeoStem the option to acquire up to a 20% fully diluted equity interest in Enhance for a period of five years. NeoStem will receive certain milestone payments as well as be entitled to a stated royalty on the revenues derived from Enhance’s offering these stem cell based therapies.

All of the activities above are designed to broaden the scope of NeoStem’s operations and to enter into the arena of advanced stem cell and regenerative medicine therapies in the United States and China. While NeoStem continues to pursue its platform business of operating a commercial autologous adult stem cell bank, it has made a determination that the platform business will be enhanced if NeoStem acquires and develops advanced stem cell regenerative medicine therapies.

PRC Corporate Structure

In connection with carrying out its expansion objectives in the PRC, NeoStem has recently established a wholly foreign owned subsidiary in China, known as NeoStem (China), Inc. (“WFOE”). The WFOE is domiciled in Qingdao and under its scope of business approved by the Chinese regulatory authorities, the WFOE may engage in the research & development, transfer and technological consultation service of bio-technology, regenerative medical technology and anti-aging technology (excluding the development or application of human stem cell, gene diagnosis and treatment technologies); consultation of economic information; import, export and wholesaling of machinery and equipments (the import and export do not involve the goods specifically stipulated in/by state-operated trade, import & export quota license, export quota bidding, export permit, etc.). We have capitalized the WFOE in an initial amount of approximately $2,900,000. In furtherance of complying with PRC’s foreign investment prohibition on stem cell research and development, clinical trials and related activities, we conduct our business in the PRC via the following two domestic variable interest entities (“VIEs”):

Qingdao Niao Bio-Technology Ltd., is a Chinese domestic company controlled by the WFOE through various business agreements. Under its scope of business approved by the registration authorities, Qingdao Niao may engage in research and development in, transfer of and technical consultation in bio-cell technology, gene technology and regenerative medical technology. Qingdao Niao is wholly owned by Liu Hongbing, Qingdao Niao’s Legal Representative and Executive Director, also Financial Manager of Qingdao Niao. The registered capital of Qingdao Niao is RMB 100,000 (approximately $15,000). A more detailed description of Qingdao Niao’s activities is set forth below.

Beijing Ruijiao Bio-Technology Ltd. (“Beijing Ruijiao” or “LLC 2”), is a Chinese domestic company controlled by the WFOE through various business agreements. Under its scope of business approved by the registration authorities, Beijing Ruijiao may engage in technology development, technology transfer, technology consultation and technology services. Beijing Ruijiao is wholly owned by Fu Wenyuan, Beijing Ruijiao’s Legal Representative and Executive Director, also an employee of Qingdao Niao. The registered capital of Beijing Ruijiao is RMB 100,000 (approximately $15,000). The main activity of Beijing Ruijiao is to establish an R&D lab in Beijing and to act as one of the sharing beneficiaries of any potential financial benefits generated from commercialization of successful clinical trials conducted jointly from collaborations between the lab and partner hospitals (see below).

The capital investment in these VIEs is funded by NeoStem through the WFOE and recorded as interest-free loans to the shareholders of Qingdao Niao and Beijing Ruijiao. As of July 2, 2009, the total amount of interest free loans to these shareholders of the VIEs listed as above was approximately $300,000.

According to the latest edition of the Catalog Guiding Foreign Investment in Industries effective December 2007 (the “Catalog”), the development and application of human stem cell technology are placed in the “prohibited” category, off limits to foreign investors. This policy prohibition precludes NeoStem from participating directly in stem cell related business in China. NeoStem does not have direct ownership interests in either Qingdao Niao or Beijing Ruijiao. Under various contractual agreements, the shareholders of the VIEs are required to transfer their ownership interests in these entities to the WFOE in China in the event Chinese laws and regulations allow foreign investors to hold ownership interests in the VIEs, or to our designees at any time for the amount of, to the extent permitted by Chinese laws, outstanding loans. The shareholders of the VIEs have entrusted us to appoint the directors and senior management personnel of the VIEs on their behalf. Through the WFOE, we have entered into exclusive technical service agreements and other service agreements with the VIEs, under which the WFOE provided technical and other services to the VIEs in exchange for substantially all net income of the VIEs. In addition, shareholders of the VIEs have pledged their equity interests in the VIEs to the WFOE as collateral for non-payment of loans or for fees on technical and other services due to us.

On March 6, 2009, the NeoStem and Progenitor Cell Therapy (“PCT”) expanded their cell processing agreement for services in the United States to include PCT’s developing a plan to set up a stem cell processing, storage and manufacturing operation in Beijing, China that NeoStem would pursue in partnership with an off-shore entity.  This plan would support research and cell therapy development and manufacturing operations.  The plan will include a conceptual architectural design, cost estimates for construction, facility validation to meet cGMP standards, equipment requirements and estimated costs of equipment procurement, and other related matters.  An initial plan has been received from PCT.

Further, plans are under way to pursue a cooperation with NeoStem’s PRC consultant, Shandong Life and Science Institute (“SLSI”), a not-for-profit organization under PRC law, to organize and convene various clinical trials.  NeoStem will provide funding through a contractual arrangement with SLSI. Accordingly, it is intended that SLSI will take the responsibility of establishing and structuring clinical trials with third parties, other research institutes and a number of partner hospitals.  The initial funding of these clinical trials is expected to be RMB 5,000,000 (approximately $730,000).

NeoStem is expected to receive benefits, to the extent permitted by Chinese laws, through various VIE contractual agreements in the form of authorized sharing of the ownership of the know-how and other intellectual property rights derived from the clinical trials and R&D, and in the form of financial benefits on a basis of profit sharing mechanisms with participating partner hospitals from the commercialization of regeneration medical treatments developed successfully from the clinical trials.

The reason for the above structure pertains to the regulations around foreign investment in China.  Under the current foreign investment policy, all foreign direct investment in China is divided into four broad categories: “encouraged,” “permitted,” “restricted,” and “prohibited.”  The latest edition of the Catalog, lists specific lines of business in which foreign investment is encouraged, restricted, or prohibited.  Those not listed are deemed permitted.  According to the Catalog, the development and application of human stem cell technology, along with gene diagnosis and treatment technologies, are placed in the “prohibited” category, off limits to foreign investors.  This policy prohibition essentially precludes NeoStem from participating directly in stem cell related business in China.

Pursuant to Certain Opinions regarding Administration of Not-for-profit Research Institutions (Trial) (the “Opinion”), or the Opinion which was promulgated and became effective on December 19, 2000, not-for-profit research institutions shall have independent legal person status, and shall operate independently under the guidance and supervision of corresponding government authorities.  Not-for-profit research institutions shall conduct science, research, technical consulting and technical service mainly for the purpose of social benefits, and shall not be operated for profit.  No person or institution shall obtain any investment return from not-for-profit research institutions in any manner, and all of the income generated by not-for-profit research institutions during their provision of for-profit services to society, and which is permitted to be kept by the not-for-profit research institution pursuant to relevant rules, shall be used for the development of the not-for-profit research institution.  Through various VIE contractual agreements, NeoStem is expected to obtain, directly or indirectly, part of the management and operation rights and benefits from SLSI.  If any of SLSI, NeoStem or the contractual arrangement between them is regarded as breaching any clause in the Opinion, the contractual agreements between SLSI and NeoStem shall need to be terminated or modified, and NeoStem may not obtain or continue to obtain benefits, directly or indirectly, from SLSI as expected.

Further, Pursuant to the Interim Measures for the Administration of Human Genetic Resources (the “Measures”), which was promulgated and took effect on June 10, 1998, China adopted a reporting and registration system on important pedigrees and genetic resources in specified regions. Whoever is engaged in activities in China such as sampling, collecting, researching, developing, trading or exporting human genetic resources or taking such resources outside the territory of the PRC shall abide by the Measures.  The term "human genetic resources" in the Measures refers to the genetic materials such as human organs, tissues, cells, blood specimens, preparations of any types or recombinant DNA constructs, which contain human genome, genes or gene products as well as to the information related to such genetic materials.  It is possible that the research and development operations conducted by SLSI may be regarded by corresponding government authorities in China as human genetic resources research and development activities, and thus, the Measures may apply.  If the Measures apply to the cooperation between the Lab and/or the SLSI, and NeoStem, such cooperation is subject to approval of competent government authorities in China.  The sharing of patents or other corresponding intellectual property rights derived from such research and development operations is also subject to various restriction and approval requirements established under the Measures.  If NeoStem is unable to obtain corresponding approvals on a timely basis, or at all, NeoStem’s operation in China will be materially affected.

Further, the shareholders of the VIEs have pledged their equity interests in the VIEs to the WFOE as collateral for non-payment of loans or for fees on technical and other services due to us.  On March 16, 2007, the PRC Property Law was promulgated and took effect on October 1, 2007. According to the PRC Property Law, a pledge of the equity interest of a company in China cannot be legally established until it is duly registered with the relevant administration of industry and commerce. On September 1, 2008, the Measures on Registration of Pledge of Equity Interest with the Administration of Industry and Commerce was promulgated by the PRC State Administration of Industry and Commerce and took effect on October 1, 2008, which contains the procedure for registration of a pledge of the equity interest of a company.  The pledges under the equity pledge agreements between the WFOE and the shareholders of VIEs are yet to be registered with the relevant administration of industry and commerce, and as such, we cannot assure you about the effectiveness of these pledges. We will make efforts to register the pledges with the administration as soon as practically possible.

Risks Related to Doing Business in China

We are beginning to pursue new business opportunities in People's Republic of China ("PRC" or "China"), and it is expected that our business will develop an increasingly significant presence in China.  Because China’s economy, laws, regulations and policies are different from those typically found in the west and are continually changing, we will face risks including those summarized below:

Since NeoStem is unfamiliar with managing business operations in China, our operations may be subject to additional risks and uncertainties.

Because NeoStem does not have experience in doing business in the PRC, NeoStem’s directors, officers, managers, and employees will be encountering for the first time the economic, political, and legal climate that is unique to the PRC, which may present risk and uncertainties to NeoStem's operations.  Although in recent years the PRC government has implemented measures emphasizing the use of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in the PRC is still owned by the PRC’s government.  In addition, the PRC’s government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over the PRC’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.   There can be no assurance that the PRC’s economic, political or legal systems will not develop in a way that becomes detrimental to our business, results of operations and prospects.  Our activities may be materially and adversely affected by changes in the PRC’s economic and social conditions and by changes in the policies of the PRC’s government, such as measures to control inflation, changes in the rates or method of taxation and the imposition of additional restrictions on currency conversion.

Many industries in China are subject to government regulations that limit or prohibit foreign investments in such industries, which may limit our ability to control our current China-based businesses, as well as our ability to participate in new ventures and expand further into the Chinese market.

The Chinese government has imposed regulations in various industries, such as publishing, media, market research, medical research  (including the stem cell business) and social research industries, that would limit foreign investors’ equity ownership or prohibit foreign investments altogether in companies that operate in such industries.  As a result, our ability to control our existing China-based businesses as well to partake in new ventures and expand further in to the Chinese market may be limited.

Further, many of the rules and regulations that companies face in China are not made public.  If new laws or regulations or policies forbid foreign investment in industries in which we want to complete a business combination, they could severely impair our choice of candidate pool of potential target businesses.  Additionally, if the relevant Chinese authorities find us or the target business with which we ultimately complete a business combination to be in violation of any existing or future Chinese laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	levying fines;

•	revoking our business and other licenses;

•	requiring that we restructure our ownership or operations; and

•	requiring that we discontinue any portion or all of our business.

In order to comply with PRC regulatory requirements, we operate our China-based businesses through companies with which we have contractual relationships but in which we do not have controlling ownership. If the PRC government determines that our agreements with these companies are not in compliance with applicable regulations, our business in the PRC could be adversely affected.

The Chinese government does not permit foreign direct investment in stem cell research and development, businesses. Accordingly, we operate our stem cell-related businesses in China through two VIEs that are owned principally or completely by certain of PRC employees of the WFOE. We control these companies and operate these businesses through contractual arrangements with the respective companies and their individual owners, but we have no direct equity control over these companies. Although other foreign companies have used VIE structures similar to ours and such restrictions and arrangements are not uncommon in other PRC companies, the application of a VIE structure to control companies in a sector in which foreign direct investment is specifically not permitted carries heightened risks.

We cannot be sure that the PRC government would view our operating arrangements to be in compliance with PRC regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. If we are determined not to be in compliance, the PRC government could revoke the business license of the WFOE, require us to discontinue or restrict our operations, restrict our right to collect revenues, require us to restructure our business, corporate structure or operations, impose additional conditions or requirements with which we may not be able to comply, impose restrictions on our business operations or on our customers, or take other regulatory or enforcement actions against us that could be harmful to our business. We may also encounter difficulties in obtaining performance under or enforcement of related contracts.

We rely on contractual arrangements with our VIEs for our China operations, which may not be as effective in providing control over these entities as direct ownership.

Because PRC regulations prevent us from directly engaging in stem cell related research, development and commercial applications in China, we are dependent on our VIEs in which we have little or no equity ownership interest and must rely on contractual arrangements to control and operate these businesses. These contractual arrangements may not be as effective in providing control over these entities as direct ownership. For example, the VIEs could fail to take actions required for our business or fail to conduct business in a manner we desire despite their contractual obligation to do so. These companies are able to transact business with parties not affiliated with us. If these companies fail to perform under their agreements with us, we may have to rely on legal remedies under Chinese law, which we cannot be sure would be effective. In addition, we cannot be certain that the individual equity owners of the VIEs would always act in the best interests of NeoStem, especially if they leave NeoStem.

Pursuant to the Certain Opinions regarding Administration of Not-for-profit Research Institution (Trial), or the Opinion promulgated and became effective on December 19, 2000, not-for-profit research institution shall have independent legal person status, and shall operate independently under the guidance and supervison of corresponding government authorities.  Not-for-profit research institution shall conduct science research, technical consulting and technical service mainly for purpose of social benefits, and shall not be operated for profits.  No person or insititution shall obtain any investment return from not-for-profit research institution in any manner, and all of the income generated by not-for-profit research institution during its provision of for-profit services to the society, and which is permitted to be kept by the not-for-profit research institution pursuant to relevant rules, shall be used for the development of the not-for-profit research institution.  Through various VIE contractual agreements, NeoStem is expected to obtain, directly or indirectly, part of the management and operation rights and benefits from SLSI.  If any of SLSI, NeoStem or the contractual arrangement between them is regarded as breaching any clause in the Opinion, the contractual agreements between SLSI and NeoStem shall have to be terminated, and NeoStem will not obtain benefits, directly or indirectly, from SLSI as expected.

Further, the shareholders of the VIEs have pledged their equity interests in the VIEs to the WFOE as collateral for non-payment of loans or for fees on technical and other services due to us.  On March 16, 2007, the PRC Property Law was promulgated and took effect on October 1, 2007. According to the PRC Property Law, a pledge of the equity interest of a company in China cannot be legally established until it is duly registered with the relevant administration of industry and commerce. On September 1, 2008, the Measures on Registration of Pledge of Equity Interest with the Administration of Industry and Commerce was promulgated by the PRC State Administration of Industry and Commerce and took effect on October 1, 2008, which contains the procedure for registration of a pledge of the equity interest of a company. The pledges under the equity pledge agreements between the WFOE and the shareholders of VIEs are yet to be registered with the relevant administration of industry and commerce, and as such, we cannot assure you about the effectiveness of these pledges. We will make efforts to register the pledges with the administration as soon as practically possible.

Due to the relationship between the WFOE and our VIEs, the PRC tax authorities may challenge our VIE structure, including the transfer prices that we will use for related party transactions among our entities in China.

Substantially all profits generated from our VIEs will be paid to the WFOE in China through related party transactions under contractual agreements. We believe that the terms of these contractual agreements are in compliance with the laws in China. The tax authorities in China have not yet examined these contractual agreements.  Due to the uncertainties surrounding the interpretation of the transfer pricing rules relating to related party transactions in China, it is possible that in the future when the VIEs generate profits the tax authorities in China may challenge the transfer prices that we will use for related party transactions among our entities in China.

For example, due to our operating and tax structures in the PRC, we have entered into technical and other service agreements between the WFOE and our VIEs in the PRC, pursuant to which the WFOE provides technical and other services to our VIEs in exchange for substantially all net income of these VIEs. We will incur a 5% business tax when the WFOE receives the fees from the VIEs, which we will include in our operating expenses as the cost of transferring economic benefit generated from these VIEs. We believe that the terms of such service agreements are in compliance with the laws of the PRC. It is possible that the tax authorities in the PRC may challenge this arrangement. In the event the tax authorities challenge our VIE structure, we may be forced to restructure our business operation, which could have a material adverse effect on our business.

In the future NeoStem will partly rely on dividends paid by our WFOE for our cash needs. Statutory restrictions limit its ability to pay dividends to us and therefore our future cash needs may not be met.

In the future, we expect dividend payments from the WFOE in China for our revenues after they receive payments from our VIEs in China under various services and other arrangements. We cannot make any assurance that the WFOE in China will receive payments uninterrupted as arranged under our contracts with those VIEs.

The payment of dividends in China is subject to limitations.  Regulations in the PRC currently permit payment of dividends by our PRC subsidiaries only out of accumulated distributable earnings, if any, as determined in accordance with accounting standards and regulations in China.  Moreover, our Chinese subsidiaries will be required to set aside at least 10% of their accumulated after-tax profit each year, if any, to fund certain mandated reserve funds until such reserves have reached at least 50% of their registered capital, and these reserves are not payable or distributable as cash dividends.

Restrictions on currency exchange may limit our ability to utilize our cash flow effectively.

Our interests in China will be subject to China’s rules and regulations on currency conversion.  In China, China’s State Administration for Foreign Exchange (SAFE) regulates the conversion of the Chinese Renminbi into foreign currencies.  Currently, foreign investment enterprises are required to apply to the SAFE for Foreign Exchange Registration Certificates or IC Cards of Enterprises with Foreign Investment.  Foreign investment enterprises holding such registration certificates, which must be renewed annually, are allowed to open foreign currency accounts including a “basic account” and “capital account.”  Currency translation within the scope of the “basic account,” such as remittance of foreign currencies for payment of dividends, can be effected without requiring the approval of the SAFE.  However, conversion of currency in the “capital account,” including capital items such as direct investments, loans, and securities, require approval of the SAFE.  We cannot assure you that the Chinese regulatory authorities will not impose further restrictions on the convertibility of the Chinese currency.  Any future restrictions on currency exchanges may limit our ability to use our cash flow for the distribution of dividends to our shareholders or to fund operations we may have outside of China.

Fluctuations in the value of the Renminbi relative to foreign currencies could affect our operating results.

We will prepare our financial statements in United States dollars however our business will operate in two currencies, United States dollars and Chinese Renminbi.  It is anticipate that our Chinese operations will be self sufficient and conduct its operations exclusively in Renminbi and therefore day to day operations in China will not be affected by fluctuations in foreign exchange rates.  At the present time we do not expect to have significant cross currency transactions that will be at risk to foreign currency exchange rates.  Never-the-less the conversion of financial position and results of operations with a functional currency of Renminbi will be subject to risks related to foreign currency exchange rate fluctuations that could have material adverse affect on our business, financial condition and operating results. The value of Renminbi against the United States dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions.  As we will have significant operations in China, any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues and financial condition.  For example, to the extent that we need to convert United States dollars into Chinese Renminbi for our operations, appreciation of this currency against the United States dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our Renminbi into United States dollars for other business purposes and the United States dollar appreciates against this currency, the United States dollar equivalent of the Renminbi we convert would be reduced.

Recent changes in China’s currency policies may increase the fluctuation of the Chinese currency which could impact our operating results and cash flows.

We are subject to the effects of exchange rate fluctuations with respect to the currency. For example, the value of the Renminbi depends to a large extent on Chinese government policies and China’s domestic and international economic and political developments, as well as supply and demand in the local market. Starting July 2005, the Chinese government changed its policy of pegging the value of Chinese Renminbi to the U.S. dollar. Under the new policy, Chinese Renminbi has fluctuated within a narrow and managed band against a basket of certain foreign currencies. As a result of this policy change, Chinese Renminbi has appreciated significantly in the past few years. It is possible that the Chinese government could adopt a more flexible currency policy, which could result in more significant fluctuation of Chinese Renminbi against the U.S. dollar. We can offer no assurance that Chinese Renminbi will be stable against the U.S. dollar or any other foreign currency.

Our operations are subject to risks associated with emerging markets.

The Chinese economy is vulnerable to market downturns and to economic slowdowns elsewhere in the world.  As has happened in the past, financial problems or an increase in the perceived risks associated with investing in China or in emerging economies in general could dampen foreign investment in China and businesses could face severe liquidity constraints, further materially adversely affecting these economies.  As a result, disruptions in the development of the global economy could have a material adverse effect on the financial condition and results of operations of our subsidiaries in China.

China is a developing nation governed by a one party government and may be more susceptible to political, economic, and social upheaval than other nations.

China is a developing country governed by a one-party government.  China is also a country with an extremely large population, widening income gaps between rich and poor and between urban and rural residents, minority ethnic and religious populations, and growing access to information about the different social, economic, and political systems found in other countries.  China has also experienced extremely rapid economic growth over the last decade, and its legal and regulatory systems have changed rapidly to accommodate this growth.   These conditions make China unique and may make it susceptible to major structural changes.  Such changes could include a reversal of China’s movement to encourage private economic activity, labor disruptions or other organized protests, nationalization of private businesses, civil strife, strikes, acts of war and insurrections.   If any of these events were to occur, it would significantly affect our financial performance.

If political relations between China and the Uniteds States deteriorate, it could cause a downturn in our financial condition; disruptions to our operations; or a less receptive public response to the goods or services we may offer.

The relationship between China and the United States is subject to sudden fluctuation and periodic tension. Relations may also be compromised if the U.S. becomes a more vocal advocate of Taiwan or proceeds to sell certain military weapons and technology to Taiwan. Changes in political conditions in China and changes in the state of Sino-U.S. relations are difficult to predict and could adversely affect our operations or financial condition. In addition, because of our involvement in the Chinese market, any deterioration in political relations might cause a public perception in the United States or elsewhere that might cause the goods or services we may offer to become less attractive.

China's State Food and Drug Administration's regulations, and changes to them, may limit or adversely affect our ability to develop, license, manufacture and market our products and services.

Some or all of our operations in China will be subject to the actions of PRC government regulators such as the State Food and Drug Administration (“SFDA”). Government regulations, among other things, cover the inspection of and controls over testing, manufacturing, safety and environmental considerations, efficacy, labeling, advertising, promotion, record keeping and sale and distribution of pharmaceutical products. Such government regulations may increase our costs and prevent or delay the licensing, manufacturing and marketing of any of our products or services. In the event we seek to license, manufacture, sell or distribute any products or services, we might need the proper approval from certain government agencies such as the SFDA. The future growth and profitability of any operations in China would be contingent on obtaining the requisite approvals. There is no assurance that we will obtain such approvals.

If the research and development operations conducted by the Beijing Stemcell Research Center (“Lab”) or the Shandong Life and Science Institute (“SLSI”) cooperated with NeoStem in China is regarded by corresponding government authorities in China as human genetic resources research and development activities, the cooperation between the Lab and/or the SLSI, and NeoStem are subject to approval of competent government authorities in China.

Pursuant to the Interim Measures for the Administration of Human Genetic Resources, or the Measures, promulgated and took effect on June 10, 1998, China adopts a reporting and registration system on important pedigrees and genetic resources in specified regions. Whoever involved in such activities in China as sampling, collecting, researching, developing, trading or exporting human genetic resources or taking such resources outside the territory of the People’s Republic of China shall abide by the Measures. The term "human genetic resources" in the Measures refers to the genetic materials such as human organs, tissues, cells, blood specimens, preparations of any types or recombinant DNA constructs, which contain human genome, genes or gene products as well as to the information related to such genetic materials.

Any institution or individual who discovers or holds important pedigrees and genetic resources in the specified regions shall immediately report to the relevant government authorities. No institution or individual may sample, collect, trade, export human genetic resources or take them outside the territory of the People’s Republic of China, or provide them to other countries in any form without obtaining corresponding approval. Where human genetic resources in China are involved in any international collaborative project, the Chinese collaborating party shall be responsible for going through the due formalities of application for approval.

With regard to the ownership of corresponding intellectual property rights, pursuant to the Measures, the Chinese research and development institution shall have the priority to access information about the human genetic resources within the territory of the People’s Republic of China, particularly the important pedigrees and genetic resources in the specified regions and the relevant data, information and specimens and any transfer of such human genetic resources to other institutions shall be prohibited without obtaining corresponding approval. No foreign collaborating institution or individual that has access to the above mentioned information may publicize, publish, apply for patent right or disclose it by any other means without obtaining corresponding approval. In a collaborative research and development of human genetic resources of China between any Chinese and foreign institutions, intellectual property right therefore shall be disposed according to the following principles: (i) patent shall be jointly applied by both parties and the consequent patent right shall be owned by both parties if an achievement resulted from the collaboration is patentable. Either party has the right to implement such patent separately or jointly in its own country in accordance with the contract; however, the transfer of such patent to any third party or the permission of authorizing any third party to implement such patent shall be carried out upon agreement of both parties, and the benefits obtained thereof shall be shared in accordance with their respective contributions; and (ii) the right of utilizing, transferring and sharing any other scientific achievement resulted from the collaboration shall be specified in the collaborative contract or agreement signed by both parties. Both parties are equally entitled to make use of the achievement which is not specified in the contract or agreement; however, the transfer of such achievement to any third party shall be carried out upon agreement of both parties, and the benefits obtained thereof shall be shared in accordance with their respective contributions.

It is possible that the research and development operations conducted by the Beijing Stemcell Research Center (“Lab”) or the Shandong Life and Science Institute (“SLSI”) cooperated with NeoStem in China may be regarded by corresponding government authorities in China as human genetic resources research and development activities, and thus, the Measures may apply. If the Measures apply to the cooperation between the Lab and/or the SLSI, and NeoStem, such cooperations are subject to approval of competent government authorities in China. The sharing of patents or other corresponding intellectual property rights derived from such research and development operations is also subject to various restriction and approval requirements established under the Measures. If NeoStem is unable to obtain corresponding approvals on a timely basis, or at all, NeoStem’s operation in China will be materially affected.

We may not be able to enforce our rights in China.

China’s legal and judicial system may negatively impact foreign investors. In 1982, the National People’s Congress amended the Constitution of China to authorize foreign investment and guarantee the “lawful rights and interests” of foreign investors in the China. However, China’s system of laws in this area is not yet comprehensive. The legal and judicial systems in the China are still rudimentary, and enforcement of existing laws is inconsistent. Many judges in China lack the depth of legal training and experience that would be expected of a judge in a more developed country. Because the China judiciary is relatively inexperienced in enforcing the laws that do exist, anticipation of judicial decision-making is more uncertain than would be expected in a more developed country. It may be impossible to obtain swift and equitable enforcement of laws that do exist, or to obtain enforcement of the judgment of one court by a court of another jurisdiction. China’s legal system is based on civil law, or written statutes; a decision by one judge does not set a legal precedent that must be followed by judges in other cases. In addition, the interpretation of Chinese laws may vary to reflect domestic political changes.

PRC laws and regulations that may govern our business operations in China are sometimes vague and uncertain. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing our business and the enforcement and performance of our contractual arrangements in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. We will be required to comply with certain PRC laws and regulations. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

The laws of China are likely to govern many of our material agreements, including, without limitation the Joint Venture Agreement and the VIE documents. We cannot assure you that we will be able to enforce our interests or our material agreements or that remedies will be available outside of certain regions. For example, the system of laws and the enforcement of existing laws in China may not be as certain in implementation and interpretation as in the United States. The Chinese judiciary is relatively inexperienced in enforcing corporate and commercial law, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. The inability to enforce or obtain a remedy under any of our future agreements may have a material adverse impact on our operations.

If China imposes restrictions to reduce inflation, future economic growth in China could be severely curtailed, which could lead to a significant decrease in the efficiency and/or profitability of our operations in China.

While the economy of China has experienced rapid growth, this growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the supply of money and rising inflation. If prices for any products or services being developed in China rise at a rate that is insufficient to compensate for the rise in the costs of supplies, materials or labor, it may have an adverse effect on our profitability. In order to control inflation in the past, China has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. In the further, the PRC government could adopt additional measures to further combat inflation, including the establishment of price freezes or moratoriums on certain projects or transactions. Such measures could harm the economy generally and hurt our business by (i) limiting the income of our customers available to spend on our services, (ii) by forcing us to lower our profit margins, and (iii) by limiting our ability to obtain credit or other financing to pursue our expansion plans or maintain our business. We cannot predict with any certainty the degree to which our line of business will be affected by any slow-down of economic growth.

The laws and regulations governing the stem cell therapy industry in China are developing and subject to future changes. Future PRC laws may impose conditions or requirements with which we may not be able to comply, which could materially and adversely affect our business.

As the stem cell therapy industry is at an early stage of development in China, new laws and regulations may be adopted in the future to address new issues that arise from time to time. As a result, substantial uncertainties exist regarding the interpretation and implementation of current and any future PRC laws and regulations applicable to the stem cell therapy industry. There is no way to predict the content or scope of applicability of future Chinese stem cell regulation. There can be no assurances that in the future the PRC government authorities will not issue laws or regulations which may impose conditions or requirements with which we may not be able to comply, which could materially and adversely affect our business, financial condition and results of operations.

Ethical and other concerns surrounding the use of stem cell therapy may increase the regulation of or negatively impact the public perception of our stem cell services, thereby reducing demand for our services.

The use of embryonic stem cells for research and stem cell therapy has been the subject of debate regarding related ethical, legal and social issues. The Ministry of Science and Technology and the Ministry of Health of the PRC issued “The Ethical Guiding Principles for the Research of Human Embryonic Stem Cell” on December 24, 2003, which are formulated for the purpose of aligning the research of human embryonic stem cell in the biomedical field in China with the ethical criterion of life, ensuring the respect and observance of internationally recognized ethical standards of life and the relevant provisions of our country, as well as promoting the healthy development of the research on human embryonic stem cell. According to the Ethical Guiding Principles, all those engaging in activities concerning the research of human embryonic stem cell within the territory of PRC shall abide by the present Guiding Principles, according to which, any research on reproductive cloning is prohibited, and no human gamete, germ cell, embryo or fetus tissues may be bought or sold. Although our business does not involve the more controversial use of embryonic stem cells, the use of other types of human stem cells for therapy could give rise to similar ethical, legal and social issues as those associated with embryonic stem cells. Additionally, it is possible that our business could be negatively impacted by any stigma associated with the use of embryonic stem cells if the public fails to appreciate the distinction between the use of adult versus embryonic stem cells. The commercial success of our business will depend in part on public acceptance of the use of stem cell therapy, in general, for the prevention or treatment of human diseases. Public attitudes may be influenced by claims that stem cell therapy is unsafe or unnecessary, and stem cell therapy may not gain the acceptance of the public or the medical community. Public pressure or adverse events in the field of stem cell therapy that may occur in the future also may result in greater governmental regulation of our business creating increased expenses and potential regulatory delays relating to the approval or licensing of any or all of the processes and facilities involved in our stem cell banking services. In the event that the use of stem cell therapy becomes the subject of adverse commentary or publicity, our business could be adversely affected and the market price for our common stock could be significantly harmed.

The import into China or export from China of technology relating to stem cell therapy may be prohibited or restricted.

The Ministry of Commerce (MOFCOM) and Ministry of Science and Technology of China (MOST) jointly publish the Catalogue of Technologies the Export of which from China is Prohibited or Restricted, and the Catalogue of Technologies the Import of which into China Prohibited or Restricted.  Stem cell related technologies are not listed in the current versions of these catalogues, and therefore their import or export should not be forbidden or require that approval MOFCOM and MOST.  However, these catalogues are subject to revision and, as the PRC authorities develop policies concerning stem cell technologies, it is possible that the categories would be amended or updated should the Chinese government want to regulate the export or import of stem cell related technologies to protect material state interests or for other reasons.  Should the catalogues be updated so as to bring any activities of the planned stem cell processing, storage and manufacturing operation in Beijing and related research and development activities under their purview, any such limitations or restrictions imposed on the operations and related activities could materially and adversely affect our business, financial condition and results of operations.

Regulations relating to the transfer of state-owned property rights in enterprises may increase the cost of any acquisitions or transactions, and may therefore impose an additional administrative burden on us.

The legislation governing the acquisition of a China state-owned company contains stringent governmental regulations. The transfer of state-owned property rights in enterprises must take place through a government approved “state-owned asset exchange,” and the value of the transferred property rights must be evaluated by those Chinese appraisal firms qualified to do “state-owned assets evaluation.” The final price must not be less than 90.0% of the appraisal price. Additionally, bidding/auction procedures are essential in the event that there is more than one potential transferee. In the case of an acquisition by foreign investors of state-owned enterprises, the acquirer and the seller must make a resettlement plan to properly resettle the employees, and the resettlement plan must be approved by the Employees’ Representative Congress. The seller must pay all unpaid wages and social welfare payments from the existing assets of the target company to the employees. These regulations may adversely affect our ability to acquire a state-owned business or assets.

In the event that our future expansion creates a scenario where certain directors and/or officers will live outside the United States and a significant portion of our assets will be located outside the United States, investors may not be able to enforce federal securities laws or their other legal rights.

Future expansion may require that many of our directors and/or officers will reside outside of the United States, and a substantial portion of our assets may be located outside of the United States. As a result, it may be difficult, or in some cases not possible, for investors in the United States to enforce their legal rights, to effect service of process upon certain of our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties against our directors and officers pursuant to United States laws.

In the event that our future expansion creates a scenario where most of our assets are located in China, any dividends of proceeds from liquidation is subject to the approval of the relevant Chinese government agencies.

Under the laws governing foreign invested enterprises in China, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules. Any dividend payment will be subject to the decision of the board of directors and subject to foreign exchange rules governing such repatriation. Any liquidation is subject to both the relevant government agency's approval and supervision as well the foreign exchange control. This may generate additional risk for our investors in case of dividend payment and liquidation.

We may be subject to fines and legal sanctions imposed by the SAFE or other PRC government authorities if we or our PRC employees fail to comply with recent PRC regulations relating to employee stock options granted by offshore listed companies to PRC citizens.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company,” also known as “Circular 78.” It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any plans which are so covered and are adopted by a non-PRC listed company after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan. In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007. The adoption of the NeoStem, Inc. 2009 Non-U.S. Based Equity Compensation Plan (the “2009 Non-U.S. Plan”) is the subject of NeoStem Proposal No. 7 of this joint proxy statement/prospectus. The 2009 Non-U.S. Plan would authorize the grant of certain equity awards to our officers and directors, some of whom following the Merger are expected to be PRC citizens. Circular 78 may require our officers and directors who receive option grants and are PRC citizens to register with SAFE. We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming. If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees. In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

Dividends payable by us to our foreign investors and gain on the sale of our shares may become subject to withholding taxes under the PRC tax laws.

Under the new PRC EIT Law and its implementation regulations issued by the PRC State Council, a 10% withholding tax will be imposed on dividends, interest, royalties and capital gains payable to recipients who are not tax resident of the PRC (in certain cases, the withholding tax rate on outgoing interest has been reduced to 7%, royalties to 6% and dividends to 5%).

It remains unclear how the PRC tax authority will determine the sources of such income in the case of transfer of shares of an offshore company which holds shares/equity interests in a PRC operating company. The PRC tax authorities may invoke the general anti-tax avoidance provisions under the EIT Law to disregard the form and look to the substance of the transactions to determine if the dividends, capital gains and other passive income of tax non-PRC residents are subject to PRC withholding tax.

Therefore, it is unclear whether the dividends we pay with respect to our ordinary shares or the gain a shareholder realizes from the transfer of our ordinary shares, would be treated as income derived from sources within the PRC and be subject to withholding tax under the PRC EIT Law. It is also unclear regarding the method of payment of such tax under the PRC EIT Law. If we are required to deduct PRC withholding tax on our dividends payable to our foreign stockholders, or if PRC withholding tax is payable on the gains realized from the transfer of our ordinary shares, the value of an investment in our shares may be materially and adversely affected.

Failure by our stockholders or beneficial owners who are PRC citizens or residents to comply with certain PRC foreign exchange regulations could restrict our ability to distribute profits, restrict our overseas and cross-border investment activities or subject us to liabilities under PRC laws, which could adversely affect our business and financial condition.

In October 2005, the State Administration of Foreign Exchange, or the SAFE, issued Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purpose Vehicles, or SAFE Circular 75. SAFE Circular 75 states that since October of 2005, PRC citizens or residents must register, prior to establishing or controlling an offshore entity, with the SAFE or its local branch in connection with their establishment or control of the offshore entity established or controlled for the purpose of overseas equity financing involving an investment whereby the offshore entity acquires or controls onshore assets or equity interests from the PRC citizens or residents.

In addition, such PRC citizens or residents must update their SAFE registrations when the offshore SPV undergoes material events relating to increases or decreases in investment amount, transfers or exchanges of shares, mergers or divisions, long-term equity or debt investments or external guarantees, or other material events that do not involve return investments. To further clarify the implementation of SAFE Circular 75, on May 29, 2007, the SAFE issued SAFE Circular 106. Under SAFE Circular 106, PRC subsidiaries of an offshore company governed by SAFE Circular 75 are required to coordinate and supervise the filing of SAFE registrations in a timely manner by the offshore holding company’s stockholders who are PRC citizens or residents. If these stockholders fail to comply, the PRC subsidiaries are required to report to the local SAFE authorities. Therefore, if any of our stockholders who are PRC citizens or residents do not complete their registration with the SAFE or its local branch, our PRC subsidiaries may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to us, and we may be restricted in our ability to contribute additional capital to our PRC subsidiaries.

Further, since we are a public company in the United States and our stockholders often hold their shares in street name, we may not be fully aware or informed of the identities of all our beneficial owners who are PRC citizens or residents, and we may not always be able to compel our beneficial owners to comply with the SAFE Circular 75 requirements. As a result, we cannot assure you that all of our stockholders or beneficial owners who are PRC citizens or residents will at all times comply with, or in the future make or obtain any applicable registrations or approvals required by SAFE Circular 75. Failure to register by these stockholders could subject us and our subsidiaries to, among other things, potential fines or legal sanctions.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1	Consigned Management and Technology Service Agreement dated June 1, 2009 among Qindao Niao Bio-Technology Ltd., NeoStem (China), Inc. and The Shareholder of Qingdao Niao Bio-Technology Ltd.

Exhibit 10.2	Equity Pledge Agreement dated June 1, 2009 among Qindao Niao Bio-Technology Ltd., NeoStem (China), Inc. and The Shareholder of Qingdao Niao Bio-Technology Ltd.

Exhibit 10.3	Exclusive Purchase Option Agreement dated June 1, 2009 among Qindao Niao Bio-Technology Ltd., NeoStem (China), Inc. and The Shareholder of Qingdao Niao Bio-Technology Ltd.

Exhibit 10.4	Loan Agreement dated June 1, 2009 between NeoStem (China), Inc. and The Shareholder of Qingdao Niao Bio-Technology Ltd.

Exhibit 10.5	Consigned Management and Technology Service Agreement dated June 1, 2009 among Beijing Ruijieao Bio-Technology Ltd., NeoStem (China), Inc. and The Shareholder of Beijing Ruijieao Bio-Technology Ltd.

Exhibit 10.6	Equity Pledge Agreement dated June 1, 2009 among Beijing Ruijieao Bio-Technology Ltd., NeoStem (China), Inc. and The Shareholder of Beijing Ruijieao Bio-Technology Ltd.
Exhibit 10.7	Exclusive Purchase Option Agreement dated June 1, 2009 among Beijing Ruijieao Bio-Technology Ltd., NeoStem (China), Inc. and The Shareholder of Beijing Ruijieao Bio-Technology Ltd.

Exhibit 10.8	Loan Agreement dated June 1, 2009 between NeoStem (China), Inc. and The Shareholder of Beijing Ruijieao Bio-Technology Ltd.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, NeoStem has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOSTEM, INC.

By:	/s/ Catherine M. Vaczy
Name: Catherine M. Vaczy
Title: Vice President and General Counsel

Date:      July 10, 2009